Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR AUGUST

Dallas, Texas, August 5, 2004 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.23616 per unit, payable on August 30, 2004, to unit holders of record on August 16, 2004.

     Due to the timing of the end of the month of July, approximately $89,000 of revenue received will be posted in the following month of August in addition to normal receipts during August.

     This distribution reflects primarily the oil production for May 2004 and the gas production for April 2004. Preliminary production volumes are approximately 38,000 barrels of oil and 432,000 mcf of gas.

     The 2003 Annual Report/10-K and the 1st Quarter 2004 are now available. For those reports and more information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541